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[Manatt, Phelps & Phillips, LLP Letterhead]

                                                                     Exhibit 5.1

June 8, 1999


CVB Financial Corp
701 North Haven Avenue
Ontario, California 91764

                  RE:      CVB Financial Corp.

Ladies and Gentlemen:

                  As special counsel for CVB Financial Corp., a California corporation ("CVB"), in connection with CVB's Registration Statement on Form S-4 (the "Registration Statement"), registering a maximum of 3,356,431 shares of CVB's common stock, no par value ("CVB Stock"), to be issued in connection with CVB's acquisition of Orange National Bancorp ("ONB"), a California corporation, through the Merger (the "Merger") of ONB with and into CVB, we have been requested to render this opinion.

                  We have examined and reviewed only such questions of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein.

                  For the purpose of rendering the opinion set forth herein, we have been furnished with and examined only the following documents:

                  1. The Articles of Incorporation of CVB, as amended and presently in effect;

                  2. The Bylaws of CVB, as amended and presently in effect;

                  3.       The Registration Statement;

                  4. Records of the meetings of the Board of Directors of CVB pertaining to the Merger; and

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                  5. The Agreement and Plan of Reorganization by and between CVB
Financial Corp. and Orange National Bancorp, dated as of May 18, 1999 (the "Reorganization Agreement).

                  With respect to all of the foregoing documents, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of CVB such advice as to such factual matters as we consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, we have relied on such advice.

                  Based on the foregoing, we are of the opinion that the shares of CVB Stock to be issued on consummation of the Merger in accordance with the terms of the Reorganization Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

                  Our opinion expressed herein is limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein. We hereby disclaim any obligation to notify any person or entity after the date hereof if any change in fact or law should change our opinion with respect to any matter set forth in this letter.

                  This opinion is limited to the current laws of the State of California and the United States of America, to present judicial interpretations thereof and to facts as they presently exist. In rendering this opinion, we have no obligation to revise or supplement it should the current laws of the State of California or the United States of America be changed by legislative action, judicial decision or otherwise.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.

                                         Very truly yours,

                                         /s/ Manatt, Phelps & Phillips, LLP

                                         Manatt, Phelps & Phillips, LLP